       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         PROGRESS FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    6711                                   23-2413363
         (STATE OR OTHER JURIS-                      (PRIMARY STANDARD                          (I.R.S. EMPLOYER
        DICTION OF INCORPORATION                 INDUSTRIAL CLASSIFICATION                    IDENTIFICATION NO.)
            OR ORGANIZATION)                             CODE NO.)

                              FOUR SENTRY PARKWAY
                                   SUITE 230
                       BLUE BELL, PENNSYLVANIA 19422-0764
                                 (610) 825-8800
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 W. KIRK WYCOFF
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         PROGRESS FINANCIAL CORPORATION
                              FOUR SENTRY PARKWAY
                                   SUITE 230
                       BLUE BELL, PENNSYLVANIA 19422-0764
                                 (610) 825-8800
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                with a copy to:

                            RAYMOND A. TIERNAN, ESQ.
                             JEFFREY D. HAAS, ESQ.
                     ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                             734 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005
                                 (202) 347-0300

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                            PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF MAXIMUM AMOUNT OF                       AGGREGATE OFFERING      AMOUNT OF REGISTRATION
                 SECURITIES TO BE REGISTERED                                   PRICE(1)                    FEE
COMMON STOCK, PAR VALUE $1.00 PER SHARE....................................     $ 836,278              $  246.70
PREFERRED STOCK PURCHASE RIGHTS(2).........................................      N/A                        N/A

(1) Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is estimated solely for purposes of calculating the registration fee.
-------------------------------------------------------------------------------
(2) Preferred Stock purchase rights will be distributed without charge with respect to each share of Common Stock of the Registrant registered hereby.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                 Subject to Completion, Dated December   , 1997

PROSPECTUS

                                 53,097 SHARES

                         PROGRESS FINANCIAL CORPORATION
                                  COMMON STOCK


    This Prospectus relates to the public offering, which is not being underwritten, of up to 53,097 shares (the "Offered Stock") of Common Stock, par value $1.00 per share (the "Common Stock"), of Progress Financial Corporation (the "Company") which may be offered from time to time for the account of the selling stockholders named herein (the "Selling Stockholders"). The shares of Offered Stock were issued to the Selling Stockholders in connection with the Company's acquisition of (i) the minority interest in Progress Realty Advisors, L.P. ("PRA") and (ii) substantially all of the assets of Atlantic Mortgage & Investment Co. ("Atlantic"), in each case pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will not receive any of the proceeds from the sale of shares of Offered Stock by the Selling Stockholders.

    The shares of Offered Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place through the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act, or through a combination of any such method of sale, at market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."

    The Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "PFNC." On December 19, 1997, the closing price for the Common Stock was $15.75 per share.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS           , 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits thereto. For further information, reference is made to such Registration Statement and exhibits. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the Registration Statement, each such statement being qualified in all respects by such reference, which may be inspected and copied in the manner and at the sources described above.

    The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy statements, information statements and other information filed electronically by the Company with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

1.  Annual Report on Form 10-K for the year ended December 31, 1996; and

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; and

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Progress Financial Corporation, Four Sentry Parkway, Suite 230, Blue Bell, Pennsylvania 19422-0764,
Attention: Frederick E. Schea (telephone no. (610) 825-8800).

                                  THE COMPANY

    The Company is a Delaware-chartered, registered thrift holding company headquartered in Blue Bell, Pennsylvania. The Company is the sole stockholder of Progress Bank (the "Bank"), a federally chartered savings bank, which has been engaged in the thrift business since 1878. The Company was organized in 1986 in connection with the reorganization of the Bank into a thrift holding company structure. The Bank conducts its business through seven full-service offices located in Montgomery County, one full-service office in Delaware County, one full-service office in Chester County and one full-service office in the Andorra section of Philadelphia, in southeastern Pennsylvania. At September 30, 1997, the Company had total consolidated assets of $436.7 million, total consolidated liabilities of $398.5 million, including total consolidated deposits of $325.3 million, and total consolidated stockholders' equity of $23.3 million.

    The principal business of the Bank consists of attracting deposits from the general public through its offices and using such deposits to originate loans secured by first mortgage liens on existing single-family residential real estate and existing multi-family residential and commercial real estate as well as the origination of construction loans, commercial business loans (consisting primarily of loans to small and medium-sized businesses) and various types of consumer loans. In addition, the Bank offers equipment lease financing through its wholly owned subsidiary, The Equipment Leasing Company. Commercial real estate, commercial business, construction lending and lease financing are considered to involve a higher degree of credit risk when compared to single-family residential lending.

    The Bank also invests in mortgage-backed securities which are insured or guaranteed by the U.S. Government and agencies thereof and other similar investments permitted by applicable laws and regulations.

    Through direct and indirect subsidiaries, the Company has sought to diversify its business and provide a full range of services to its customers. Through Progress Realty Advisors, Inc, the Company conducts commercial mortgage banking and brokerage services for institutional real estate investors and lenders as well as real estate owners and developers. Another subsidiary, Procall Teleservices, Inc., a business telemarketing firm, provides a full range of teleservices, including customer service, market research and telesales for businesses and also provides these services to the Bank. In addition, Progress Capital, Inc. is the corporate general partner of a venture fund which invests in debt and equity securities of small to mid-sized technology based companies located in the mid-Atlantic region.

    The Company, as a registered thrift holding company, is subject to examination and regulation by the Office of Thrift Supervision ("OTS") and is subject to various reporting and other requirements of the Commission. The Bank, as a federally chartered savings bank, is subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which administers the Savings Association Insurance
Fund, which insures the Bank's deposits to the maximum extent permitted by law. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Pittsburgh, which is one of the 12 regional banks which comprise the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves required to be maintained against deposits and certain other matters.

    The Company's principal executive offices are located at Four Sentry Parkway, Suite 230, Blue Bell, Pennsylvania 19422-0764, and its telephone number is (610) 825-8800.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from sales of Offered Stock. See "Selling Stockholders" for a list of those persons who will receive the proceeds from such sales.

                              SELLING STOCKHOLDERS

    This Prospectus covers the offer and sale by each of the Selling Stockholders of the Common Stock issued to them in connection with the Company's acquisition of (i) the minority interest in PRA and (ii) substantially all of the assets of Atlantic. The Selling Stockholders received an aggregate of 53,097 shares of Common Stock pursuant to these acquisitions. The Company has agreed that it will cause to be registered under the Securities Act the resale of the Common Stock received by the Selling Stockholders.

    The table below sets forth each Selling Stockholder's name, the maximum number of shares of Common Stock offered hereby by such Selling Stockholder and the number of shares of Common Stock to be held by such Selling Stockholder after the Offering.

                                                                               MAXIMUM NUMBER OF
                                                                               SHARES TO BE SOLD   NUMBER OF SHARES
                                                                                      IN            OWNED AFTER THE
                               NAME                                              THE OFFERING         OFFERING(1)
----------------------------------------------------------------------------  -------------------  -----------------
Robert A. Jacoby(2).........................................................           8,155(7)(8)        2,392(10)
H. Wayne Griest(3)..........................................................           8,155(7)(8)       15,584(11)
Francis W. Ashmore(4).......................................................           4,078(7)(8)        5,479(12)
Joseph F. Lebano(5).........................................................             888(7)(8)               0
Thomas J. Mueller(6)........................................................          10,607(9)                  0
Russell G. Hanson, Jr.(6)...................................................          10,607(9)                  0
R. Bradford Partrea(6)......................................................          10,607(9)                  0


------------------------

(1) Because the Selling Stockholders may sell all, some or none of the Shares offered hereby, there can be no assurance as to the number of Shares which will be held by each Selling Stockholder upon completion of the Offering. Even if no Shares are sold, however, no Selling Stockholder would hold one percent or more of the outstanding Common Stock upon completion of the Offering (based on the total number of shares of Common Stock held by the Selling Stockholders as of the date hereof).

(2) Mr. Jacoby formerly served as President and a director of Progress Realty Advisors, Inc., a subsidiary of the Company.

(3) Mr. Griest serves as a director of the Company and Chairman and Chief Executive Officer of Progress Realty Advisors, Inc. and Chairman of The Equipment Leasing Company, both of which are subsidiaries of the Company.

(4) Mr. Ashmore serves as a Vice President of the Bank and Senior Vice President of Progress Realty Advisors, Inc., subsidiaries of the Company.

(5) Mr. Lebano serves as a Vice President of Progress Realty Advisors, Inc.

(6) Messrs. Mueller, Hanson and Partrea each serve as a Senior Vice President of Progress Realty Advisors, Inc.

(7) All of such shares are owned jointly with such person's spouse.

(8) Represents the number of shares of Common Stock received by such Selling Stockholder in connection with the Company's acquisition of the minority interest in PRA.

(9) Represents the number of shares of Common Stock received by such Selling Stockholder in connection with the Company's acquisition of substantially all of the assets of Atlantic.

(10) Includes 231 shares owned jointly with Mr. Jacoby's spouse. Also includes 2,100 shares owned by Jacoby Land and Timber Company, LLC, of which Mr. Jacoby owns a 33 1/3% interest, and 61 shares held in the Company's employee stock ownership plan.

(11) Includes 6,895 shares owned jointly with Mr. Griest's spouse. Also includes 189 shares held in the Company's employee stock ownership plan and options to purchase 7,500 shares which are exercisable within 60 days.

(12) Includes 229 shares held in the Company's employee stock ownership plan and options to purchase 5,250 shares which are exercisable within 60 days.

    The Selling Stockholders may sell up to all of the shares of the Common Stock shown above under the heading "Maximum Number of Shares to be sold in the Offering" pursuant to this Prospectus in one or more transactions from time to time as described below under "Plan of Distribution."

                          DESCRIPTION OF CAPITAL STOCK

    The Company is currently authorized to issue up to 6,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. At September 30, 1997, the Company had 4,010,116 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. The capital stock of the Company does not represent or constitute a savings account or deposit of the Company or the Bank and is not insured by the FDIC or any other governmental agency.

COMMON STOCK

    GENERAL. Each share of Common Stock has the same relative rights and is identical in all respects with each other share of Common Stock. The Common Stock is not subject to call for redemption and, upon receipt by the Company of the full purchase price therefor, each share of Common Stock offered hereby will be fully paid and non-assessable.

    VOTING RIGHTS. Except as provided in any resolution or resolutions adopted by the Board of Directors establishing any series of Preferred Stock, the holders of Common Stock possess exclusive voting rights in the Company. Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

    DIVIDENDS. The holders of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor.

    PRE-EMPTIVE RIGHTS. Holders of the Common Stock do not have any pre-emptive rights with respect to any shares which may be issued by the Company in the future; the Company, therefore, may sell shares of Common Stock without first offering them to its then-existing stockholders.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, all assets of the Company available for distribution, subject to the rights of the holders of any Preferred Stock which may be issued with a priority in liquidation or dissolution over the holders of the Common Stock.

WARRANTS TO PURCHASE COMMON STOCK

    As of September 30, 1997, the Company had Warrants to purchase 315,000 shares of Common Stock outstanding (as adjusted for subsequent stock dividends). The following is a summary of the material provisions of the Warrants. The Warrants are not savings accounts or deposits of the Company or the Bank and are not insured by the FDIC or any other governmental agency.

    The Company issued 12 units consisting of subordinated debt and Warrants in a private placement on June 30, 1994, with each unit consisting of $250,000 of subordinated debt and Warrants to purchase 26,250 shares of Common Stock (as adjusted for subsequent stock dividends). Because fractional units were issued, there are currently 13 holders of the Warrants. Five of the directors and executive officers of the Company own 125,000 Warrants. The remaining 175,000 Warrants are held by eight individuals or entities.

    Each Warrant entitles the holder thereof to purchase one share of the Common Stock at an exercise price (the "Exercise Price") of $5.71 (as adjusted for subsequent stock dividends). The Warrants may be exercised, in whole or in part, until 5:00 p.m., Eastern Time, on June 30, 1999.

    The Exercise Price is subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock as a dividend or distribution on the Common Stock and subdivisions, combinations and certain reclassifications of Common Stock. No adjustment in the Exercise Price will be required unless such adjustment would require a change of at least 1% of the Exercise Price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    The Warrants do not confer upon the holders thereof any of the rights or privileges of a stockholder. Accordingly, the Warrants do not entitle holders thereof to receive any dividends, to vote, to call meetings or to receive any distribution upon a liquidation of the Company. The Company has authorized and reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the rights represented by the Warrants. Shares issued upon exercise of the Warrants will be fully paid and non-assessable. Warrants not exercised prior to 5:00 p.m., Eastern Time, on June 30, 1999 shall become null and void.

    The Company has filed a registration statement with the Commission with respect to the shares of Common Stock underlying the Warrants and has agreed to use its best efforts to maintain the effectiveness of such registration statement until the earlier to occur of the exercise of all the Warrants or June 30, 1999. In the event that the Company plans to repurchase or bid for shares of Common Stock, whether on the open market or otherwise, the Company may request that holders of Warrants that have not previously been sold, if any, suspend or postpone the distribution thereof for a period of 45 days or more;

provided, however, the aggregate amount of days during which the Company can delay the offering or distribution of the Warrants shall not exceed 90 days during any 12 month period.

PREFERRED STOCK

    The Board of Directors of the Company is authorized to issue Preferred Stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The Preferred Stock may be issued in distinctly designated series, may be convertible into Common Stock and may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both.

    The authorized but unissued shares of Preferred Stock (as well as the authorized but unissued and unreserved shares of Common Stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Preferred Stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for continued listing of the Common Stock on the Nasdaq National Market System or the requirements of any exchange on which the Common Stock may then be listed.

PREFERRED STOCK PURCHASE RIGHTS

    In April 1990, the Company's Board of Directors declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of Common Stock (including subsequently issued shares). Each Right entitles each registered holder, upon the occurrence of certain events, to purchase from the Company a unit consisting of one one-hundredth of a share (a "Rights Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $40.00 per Rights Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent.

    The Rights will separate from the Common Stock and be distributed on a date ("Distribution Date") which will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of the Company (an "Acquiring Person"), has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock.

    Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Rights were declared will contain a notation incorporating by reference the Rights Agreement and (iii) the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable after the Distribution Date, separate certificates representing the Rights (the "Rights Certificates") will be mailed to the holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. The Rights will not be exercisable until the Distribution Date and will cease to be exercisable at the close of business on May 11, 2000, unless the Rights are earlier redeemed by the Company as described below.

    Unless the Rights are redeemed earlier pursuant to the Rights Agreement, in the event that, at any time following the Stock Acquisition Date, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or in which the Common Stock of the Company is changed into or exchanged for other securities of any other person or cash or any other property, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to two times the exercise price of the Right. In addition, unless the Rights are redeemed pursuant to the Rights Agreement, in the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The events set forth in this paragraph are referred to in the Rights Agreement as a "Triggering Event." Following the occurrence of a Triggering Event, any Rights that are, or (under certain circumstances) were, beneficially owned by any Acquiring Person shall immediately become null and void.

    At any time after a person becomes an Acquiring Person, the Company may exchange all or part of the Rights (other than Rights which previously have been voided as set forth above) for shares of Common Stock (an "Exchange") at an exchange ratio of one share per Right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

    In general, the Company may redeem the Rights in whole, but not in part, at any time until ten days following the Stock Acquisition Date, at a price of $.01 per Right ("Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

    Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of $100 per share or an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock.

    The Rights may have certain antitakeover effects. The Rights would cause substantial dilution to a person or group that acquires 20% or more of the outstanding shares of Common Stock of the Company if a Triggering Event thereafter occurs without the Rights having been redeemed or in the event of an Exchange. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors because the Rights are redeemable under certain circumstances.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock and the Warrants is American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

    Each of the Selling Stockholders may sell his, her or its shares of Offered Stock directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Sales of the Offered Stock may be effected to cover previous short sales of Common Stock.

    The Selling Stockholders may effect transactions by selling the Offered Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the Selling Stockholders.

    The aggregate proceeds to the Selling Stockholders from the sale of the Offered Stock will be the purchase price of the Offered Stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    Each Selling Stockholder and any other person participating in a distribution of the Offered Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Offered Stock by, Selling Stockholders and other persons participating in a distribution of Offered Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock being offering hereby will be passed upon for the Company by the law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

    No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company, a Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Available Information............................           1
Incorporation of Certain Documents by
  Reference......................................           2
The Company......................................           3
Use of Proceeds..................................           4
Selling Stockholders.............................           4
Description of Capital Stock.....................           6
Plan of Distribution.............................          10
Legal Matters....................................          11
Experts..........................................          11

                                    53,097 SHARES


                          PROGRESS FINANCIAL CORPORATION


                                  COMMON STOCK





                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               [         ] , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee..............    $   247
Nasdaq listing fees...............      1,062
Legal fees and expenses...........     20,000
Accounting fees and expenses......      2,000
Miscellaneous expenses............      1,691
                                       ------
  Total...........................    $25,000
                                       ------
                                       ------

------------------------

*   Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("DGCL") sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and Bylaws of the Company provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgements, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Section 102(b)(7) of the DGCL sets forth circumstances under which a director's personal liability to a corporation or its stockholders for money damages for breach of fiduciary duty as a director may be eliminated or limited. The Certificate of Incorporation provides for the limitation of personal liability of directors to stockholders for monetary damages to the Company or its stockholders for such director's breach of fiduciary duty as a director of the Company to the full extent permitted by law.

    The Company carries a liability insurance policy for its officers and directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

    (a) List of Exhibits:

 EXHIBIT NO.               EXHIBIT                                       LOCATION
-------------  ----------------------------------------------           -------------
    3(a)       Certificate of Incorporation of the Company                   (1)

    3(b)       Bylaws of the Company                                         (2)

    4(a)       Specimen Common Stock certificate                             (3)

    4(b)       Specimen Preferred Stock Purchase Rights Certificate          (4)

    5          Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                regarding legality of securities being registered

    23(a)      Consent of Elias, Matz, Tiernan & Herrick L.L.P.               --
                (contained in the opinion included as Exhibit 5

    23(b)      Consent of Coopers & Lybrand L.L.P.

    24         Powers of Attorney (included in the signature page
                to the initial filing of this Registration Statement)         --

------------------------

(1) Exhibit is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987 filed by the Registrant with the Commission.

(2) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-4 (file No. 33-3685) filed with the Commission on March 3, 1986.

(3) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-10160) filed with the Commission on November 13, 1986.

(4) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form 8-A filed with the Commission on April 30, 1990.

    (b) Financial Statement Schedules.

    No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania on the 19th day of December 1997.


                     PROGRESS FINANCIAL CORPORATION

                                     BY:   /S/ W. KIRK WYCOFF
                                           ------------------
                                           W. Kirk Wycoff
                                           Chairman, President and Chief
                                            Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Progress Financial Corporation whose signature appears below hereby appoints W. Kirk Wycoff and Frederick E. Schea, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Progress Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


/s/ W. KIRK WYCOFF                               Date: December 19, 1997
  -----------------------------------------
    W. Kirk Wycoff
    Chairman, President and Chief Executive
    Officer (principal executive officer)


/s/ FREDERICK E. SCHEA                           Date: December 19, 1997
  -----------------------------------------
    Frederick E. Schea
    Senior Vice President and Chief Financial
    Officer (principal financial and accounting
    officer)

/s/ WILLIAM O. DAGGETT, JR.                      Date: December 19, 1997
  -----------------------------------------
    William O. Daggett, Jr.
    Director


/s/ JOSEPH R. KLINGER                            Date: December 19, 1997
  -----------------------------------------
    Joseph R. Klinger
    Director


/s/ JOHN E. F. CORSON                            Date: December 19, 1997
  -----------------------------------------
    John E. F. Corson
    Director


/s/ DONALD F. U. GOEBERT                         Date: December 19, 1997
  -----------------------------------------
    Donald F. U. Goebert
    Director


/s/ PAUL M. LANOCE                               Date: December 19, 1997
  -----------------------------------------
    Paul M. LaNoce
    Director


                                                 Date: December 19, 1997
  -----------------------------------------
    William L. Mueller
    Director


/s/ CHARLES J. TORNETTA                          Date: December 19, 1997
  -----------------------------------------
    Charles J. Tornetta
    Director


/s/ JANET E. PAROO                               Date: December 19, 1997
  -----------------------------------------
    Janet E. Paroo
    Director

/s/ H. WAYNE GRIEST                              Date: December 19, 1997
  -----------------------------------------
    H. Wayne Griest
    Director


/s/ A. JOHN MAY, III                             Date: December 19, 1997
  -----------------------------------------
    A. John May, III
    Director

 EXHIBIT NO.               EXHIBIT                                       LOCATION
-------------  ----------------------------------------------           -------------
    3(a)       Certificate of Incorporation of the Company                   (1)

    3(b)       Bylaws of the Company                                         (2)

    4(a)       Specimen Common Stock certificate                             (3)

    4(b)       Specimen Preferred Stock Purchase Rights Certificate          (4)

    5          Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                regarding legality of securities being registered

    23(a)      Consent of Elias, Matz, Tiernan & Herrick L.L.P.               --
                (contained in the opinion included as Exhibit 5

    23(b)      Consent of Coopers & Lybrand L.L.P.

    24         Powers of Attorney (included in the signature page
                to the initial filing of this Registration Statement)         --

------------------------

(1) Exhibit is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987 filed by the Registrant with the Commission.

(2) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-4 (file No. 33-3685) filed with the Commission on March 3, 1986.

(3) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-10160) filed with the Commission on November 13, 1986.

(4) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form 8-A filed with the Commission on April 30, 1990.